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                                  EXHIBIT 11
                                  ----------

             STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE


                                                   Years Ended March 31,
                                           -------------------------------------
                                              2001          2000          1999
                                              ----          ----          ----


Weighted average number
  of common shares outstanding used
  in basic EPS calculation                  196,539       203,981       209,786

Add common stock equivalents
  for shares issuable under
  Stock Option Plans                          2,641         2,720         3,566
                                            -------       -------       -------

Weighted average number of shares
  outstanding adjusted for common
  stock equivalents                         199,180       206,701       213,352
                                            =======       =======       =======

Net income (loss)                         $ (39,007)       62,036       157,364
Basic earnings (loss) per share           $    (.20)          .30           .75
Diluted earnings (loss) per share         $    (.20)          .30           .74